Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828. kentringer@caseycomm.com

October 26, 2017

3rd Quarter 2017 Earnings Up 11% at Cass Information Systems, Inc.

Declares 10% Stock Dividend and Raises Cash Dividend to Increase Total Payout to Shareholders by 15%;

Also, Restores Share Buyback Program Capacity to 500,000 Shares

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and waste invoice payment and information services, reported third quarter 2017 earnings of $.61 per diluted share, an increase of 11% from the $.55 per diluted share it earned in the third quarter of 2016. Net income for the period was $6.9 million, compared to $6.2 million in 2016.

	3nd Quarter			YTD
	2017	2016	% Change	2017	2016	% Change
Transportation Invoice Volume	9.0 million	8.9 million	0.7	26.6 million	25.8 million	3.1
Transportation Dollar Volume	$6.2 billion	$5.9 billion	5.1	$18.3 billion	$17.1 billion	6.8
Facility Expense Transaction Volume*	6.9 million	6.0 million	14.9	20.5 million	17.0 million	20.5
Facility Expense Dollar Volume*	$3.4 billion	$3.3 billion	2.7	$9.6 billion	$8.9 billion	8.6
Revenues	$34.3 million	$31.6 million	8.5	$100.3 million	$93.4 million	7.4
Net Income	$6.9 million	$6.2 million	10.3	$19.7 million	$17.9 million	9.8
Diluted Earnings per Share	$.61	$.55	10.9	$1.74	$1.58	10.1

*	Includes Energy, Telecom and Waste

2017 3rd Quarter Recap

The 9% increase in revenue and 10% increase in net income was primarily attributable to three factors: continued growth in the customer base of each market; the development, deployment and expansion of new revenue-generating services; and modest improvement in the interest rate environment. The solid bottom-line advances were achieved even as Cass continued to commit significant funds to new technology and infrastructure in support of service growth.

Highlighting third quarter performance was a 15% increase in facility-related (electricity, gas,

waste and telecom expense management) transactions. New customer wins, combined with increased volume from current accounts, fueled the increase. Facility expense dollar volume was also up 3% for the period.

In the transportation sector, invoice volume was up 1% while dollar volume rose 5%.

Consolidated operating expenses increased $1.5 million (6%) due mainly to on-going strategic investment in the technology and staff required to win and support new business.

“Results for the third quarter were strong and matched our expectations,” stated Eric H. Brunngraber, Cass chairman and chief executive officer. “It marks the third consecutive reporting period in which Cass has posted double-digit increases in quarterly earnings.”

Nine-Month 2017 Recap

For the nine-month period ended September 30, 2017 the company earned $1.74 per diluted share, an increase of 10% from the $1.58 per diluted share it earned in the same period in 2016. Net income was $19.7 million, compared to $17.9 million in 2016. Revenues rose 7%, from $93.4 million in 2016 to $100.3 million in 2017.

Consolidated operating expenses were up 7%, or $4.7 million, stemming from investment in staff and technology as noted above.

10% Stock Dividend Augmented by Increase in Cash Dividend

On October 24, 2017, the company’s board of directors declared a 10% stock dividend payable December 15, 2017 to shareholders of record December 5, 2017. Shareholders will receive one additional share of Cass stock for each 10 shares owned. No fractional shares will be issued.

Shareholders will receive cash for any fractional shares owned based on the share price reported by NASDAQ at the close of trading December 5, 2017.

Additionally, the company’s board of directors declared a fourth quarter dividend of $.24 per share payable December 15, 2017 to shareholders of record December 5, 2017. The new quarterly dividend is one cent or 4% higher than the previous pay-out of 23 cents per share. The upcoming cash payout will apply to all shares held after the 10% stock dividend is completed, effectively increasing the total fourth quarter dividend by nearly 15%. Cass has continuously paid regularly scheduled cash dividends since 1934.

Also, the board voted to restore the capacity of the company’s stock repurchase program to 500,000 shares.

“In authorizing a stock dividend and cash dividend increase, Cass directors again demonstrated their commitment to rewarding shareholders and optimism about the immediate and long-term prospects of the company,” said Brunngraber. “Additionally, the replenishment of the stock repurchase program affords us the flexibility to continue an initiative that has returned more than $23 million to shareholders over the past 36 months.”

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing $44 billion annually on behalf of clients, and with total assets of $1.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2016.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended September 30, 2017 and 2016:

	Quarter Ended September 30, 2017	Quarter Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
Transportation Invoice Volume	8,962	8,898	26,585	25,786
Transportation Dollar Volume	$6,162,957	$5,864,716	$18,271,178	$17,107,723
Facility Expense Transaction Volume	6,935	6,034	20,477	16,989
Facility Expense Dollar Volume	$3,391,672	$3,301,049	$9,647,573	$8,882,181
Payment and Processing Fees	$23,761	$21,737	$69,332	$62,162
Net Investment Income	10,094	9,480	29,475	29,250
Gain on Sales of Securities	—	—	—	387
Other	446	411	1,446	1,561

Total Revenues	$34,301	$31,628	$100,253	$93,360

Salaries and Benefits	$19,423	$18,319	$57,384	$54,267
Occupancy	903	860	2,634	2,560
Equipment	1,242	1,124	3,746	3,289
Other	3,474	3,248	10,497	9,410

Total Operating Expenses	$25,042	$23,551	$74,261	$69,526

Income from Operations before Income Taxes	$9,259	$8,077	$25,992	$23,834
Income Tax Expense	2,396	1,855	6,309	5,910

Net Income	$6,863	$6,222	$19,683	$17,924

Basic Earnings per Share	$.62	$.56	$1.77	$1.61

Diluted Earnings per Share	$.61	$.55	$1.74	$1.58

Average Earning Assets	$1,395,026	$1,351,638	$1,348,253	$1,301,280
Net Interest Margin	3.27%	3.19%	3.35%	3.32%
Allowance for Loan Losses to Loans	1.55%	1.56%	1.55%	1.56%
Non-performing Loans to Total Loans	.03%	.19%	.03%	.19%
Net Loan (Recoveries) / Charge-offs to Loans	—	—	—	(.01%)
Provision for Loan Losses	$—	$—	$—	$(1,000)